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Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

August 30, 2004

Board of Directors
Medical Device Manufacturing, Inc.
200 West 7th Avenue
Collegeville, Pennsylvania 19426

Ladies and Gentlemen:

        We are acting as special counsel to Medical Device Manufacturing, Inc., a Colorado corporation (the "Company"), and each of the Guarantors (as defined below), in connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $175,000,000 in aggregate principal amount of the Company's Series B 10% Senior Subordinated Notes due 2012 (the "Exchange Notes") in exchange for up to $175,000,000 in aggregate principal amount of the Company's outstanding Series A 10% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"), and the related joint and several, full and unconditional guarantees of payment of the principal of and interest on the Exchange Notes on an unsecured, senior subordinated basis (the "Guarantees") by the Company's subsidiaries listed on Schedule I hereto (the "Guarantors"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  An executed copy of the Indenture dated June 30, 2004 (the "Indenture"), by and among the Company, the Guarantors party thereto, and U.S. Bank National Association, as trustee (the "Trustee"), including the form of Exchange Note to be issued pursuant thereto, filed as Exhibit 4.1 to the Registration Statement.

  3.
  A specimen copy of the form of Guarantees to be endorsed on the Exchange Notes pursuant to the Indenture.

  4.
  The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee, dated August 11, 2004.

  5.
  The Articles of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Colorado on July 2, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  6.
  The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  7.
  Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent dated June 23, 2004, and certain resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on June 23, 2004, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

  8.
  The Articles of Incorporation of each of the Guarantors which is a Colorado, Virginia or California corporation, the Certificate of Incorporation of each of the Guarantors which is a Delaware or New York corporation, and the Certificate of Formation of each of the Guarantors which is a Delaware limited liability company (the foregoing, Colorado, Virginia, California, Delaware and New York Guarantors being collectively referred to herein as the

    "Applicable Guarantors"), in each case as certified as of a recent date by the Secretary of State or State Corporation Commission, as applicable, of the respective states of incorporation or organization of each of the Applicable Guarantors, and in each case as certified by the Secretary of each of such Applicable Guarantors on the date hereof as being complete, accurate and in effect.

  9.
  The Bylaws of each of the Applicable Guarantors that is a corporation, and the Limited Liability Company Agreement of each of the Applicable Guarantors that is a limited liability company, in each case as certified by the Secretary of each such Applicable Guarantor on the date hereof as being complete, accurate and in effect.

  10.
  Certain resolutions of the Board of Directors of each of the Applicable Guarantors which is a corporation, and resolutions of the sole member of each of the Applicable Guarantors that is a limited liability company, in each instance adopted by unanimous written consent dated June 23, 2004 and June 30, 2004, and each as certified by the Secretary of each such Applicable Guarantor on the date hereof as being complete, accurate and in effect.

  11.
  Legal opinions of the several law firms listed below, relating to the matters covered thereby.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing. In rendering this opinion letter, we are relying, with your approval to the extent that the laws of each of the following states are relevant (without any independent verification or investigation), upon an opinion letter of the law firm named for each such state, special counsel to each of the Guarantors which is incorporated in the state identified, addressed to the Company and to us and of even date herewith, with respect to the matters addressed therein: (i) Massachusetts (Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.); (ii) Nevada (Lionel Sawyer & Collins); and (iii) Pennsylvania (Saul Ewing LLP).

        This opinion letter is based as to matters of law solely on applicable provisions of (i) the Colorado Business Corporation Act, as amended; (ii) the Delaware General Corporation Law, as amended (which includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws); (iii) the Delaware Limited Liability Company Act, as amended (which includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws); (iv) the laws of the Commonwealth of Massachusetts; (v) the laws of the Commonwealth of Pennsylvania (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the Commonwealth of Pennsylvania); (vi) the laws of the State of Nevada; (vii) the Stock Corporation Act of the Commonwealth of Virginia, as amended (which includes the statutory provisions contained therein, all applicable provisions of the Virginia Constitution and reported judicial decisions interpreting these laws); (viii) the General Corporation Law of the State of California, as amended (which includes the statutory provisions contained therein, all applicable provisions of the California Constitution and reported judicial decisions interpreting these laws); and (ix) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

          (a)   (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Senior Subordinated Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          (b)   (i) Following the effectiveness of the Registration Statement and receipt by the Company of the Senior Subordinated Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company referred to above, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, and due execution, authentication, issuance and delivery of the Guarantees to be endorsed on the Exchange Notes as provided in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        The opinions expressed in paragraphs (a) and (b) above relating to the enforceability of the Exchange Notes and the Guarantees may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and may be limited by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable instruments or agreements are considered in a proceeding in equity or at law).

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.

                      HOGAN & HARTSON L.L.P.

SCHEDULE I

Name of Guarantor	State of Incorporation or Organization
G&D, Inc.	Colorado
Noble-Met, Ltd.	Virginia
UTI Corporation	Pennsylvania
Spectrum Manufacturing, Inc.	Nevada
American Technical Molding, Inc.	California
UTI Holding Company	Delaware
Micro-Guide, Inc.	California
Venusa, Ltd.	New York
MedSource Technologies, Inc.	Delaware
MedSource Technologies, LLC	Delaware
Brimfield Acquisition Corp.	Delaware
Brimfield Precision, LLC	Delaware
Kelco Acquisition, LLC	Delaware
Hayden Precision Industries, LLC	Delaware
National Wire & Stamping, Inc.	Colorado
Portlyn, LLC	Delaware
Texcel, Inc.	Massachusetts
The Microspring Company, LLC	Delaware
Tenax, LLC	Delaware
Thermat Acquisition Corp.	Delaware
MedSource Technologies Newton, Inc.	Delaware
MedSource Technologies Pittsburgh, Inc.	Delaware
MedSource Trenton, Inc.	Delaware
Cycam, Inc.	Pennsylvania
ELX, Inc.	Pennsylvania

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  Exhibit 5.1